Exhibit 99.1

BIOHITECH GLOBAL, Inc.
80 Red Schoolhouse Road, Suite 101
Chestnut Ridge, NY 10977

BIOHITECH GLOBAL REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS WITH RECORD REVENUE

Third Consecutive Quarter of Record Revenue

Conference Call to be held Today, August 9, 2021, at 4:30pm

CHESTNUT RIDGE, NY – August 9, 2021 – BioHiTech Global, Inc. (“BioHiTech” or the “Company”) (NASDAQ: BHTG), a sustainable technology and services company, today announces financial results for its fiscal second quarter ending June 30, 2021.

Q2 2021 Financial Highlights

•	The Company continued its revenue growth in the quarter ended June 30, 2021, with total revenues of $3.5 million increasing 14% over the first quarter of 2021, 38% over the fourth quarter of 2020 and 171% over the comparative second quarter of 2020. Total revenues of $3.5 million mark the third consecutive quarter of record revenue since the Company went public in 2015.

•	Second quarter 2021 Digester and Corporate line of business revenues increased by over 700% from $381,000 to $3,078,000 versus Q2 2020, driven by Carnival Cruise Lines equipment sales.

Corporate Highlights Q2 2021

•	May 2021 - BioHiTech received additional purchase orders totaling approximately $2.3 million for the Company's Revolution Series™ Digesters for 16 additional ships from Carnival Corporation.

•	May 2021 - West Virginia signed Senate Bill 368 into law, effectively eliminating solid waste assessment fees for mixed waste processing and resource recovery facilities, such as BioHiTech’s Martinsburg, WV HEBioT Plant, helping to make renewable energy a more attractive investment and making the development of renewable facilities economically viable.

•	June 2021 - BioHiTech entered into a project management services agreement with Lone Cypress Energy Services to evaluate and develop new High-Efficiency Biological Treatment projects. The two companies are exploring additional uses of Solid Recovered Fuel as well as other potential fuels that could be developed.

Tony Fuller, BioHiTech’s CEO commented: “Our second quarter 2021 performance demonstrates consistent execution across both our complementary waste technology solutions. Revenue of $3.5 million represents our third straight quarter of record revenue since we went public in 2015. This growth was largely driven by digester purchases by Carnival Corporation as we continue to fulfil orders across the expanse of the Carnival brands.

“Our complementary waste technology solutions are but two of many, both deployed and those yet to be developed or deployed, in the broad spectrum of solutions. Our vision is to drive sustainability and lead improved environmental outcomes, reduce carbon emissions, reduce landfill usage, and create alternative fuels from that which had been destined for a landfill. Action and deep commitment are needed to reverse damaging impacts of climate change. We are more driven than ever to provide real-world solutions that make immediate impacts.

“The continued expansion of our relationship with Carnival Corporation is encouraging as we support their commitment to drive sustainability through environmentally friendly food waste disposal. Moreover, our digester data analytics platform provides real-time waste transparency which promote changes in supply chain management, purchasing, handling, and food preparation, reducing food waste at its source. We are actively engaged in opportunities across not only the maritime sector but also retail, healthcare, government, hospitality, food service, and others, which we hope to convert into new client wins in the coming quarters.

“We are keenly focused on driving client utilization of our EPA-recognized Solid Recovered Fuel (SRF) which we produce at our Martinsburg, WV HEBioT plant. This facility is capable of processing 110,000 tons of municipal solid waste annually while producing 50,000 – 60,000 tons of SRF for use by cement manufacturers and others as a replacement for coal. We have improved plant operations throughout the quarter as our investment in solving past inefficiencies and curing mechanical and operational issues sets the stage for reliability in process and consistency in production. Maintenance and repairs shutdowns at our SRF customer led to weaker than anticipated performance. Those issues have been largely resolved, and we expect more consistent production, delivery, and sales growth in the coming quarters.

“With the passage of West Virginia’s Senate Bill 368 into law in May 2021, the state effectively eliminated solid waste assessment fees for mixed waste processing and resource recovery facilities such as ours in Martinsburg, WV. This is most promising for our expansion plans into additional communities within the state. We expect this to drive positive and near-term environmental impact through landfill diversion, transportation, and fuel conservation. This bodes well for BioHiTech and our stakeholders as we forge ahead to make renewable energy the norm and leverage the opportunities offered by the state’s actions to make the development of additional renewable facilities economically more attractive.

“To those ends, in June, we entered into a project management services agreement with Lone Cypress Energy Services, a firm specializing in the development of waste-to-energy solutions. Together we are evaluating and developing new plans for HEBioT projects. We are also exploring additional uses of our SRF. This includes additional projects in connection with hydrogen and other renewable technologies including the use of our feedstock for gasification and bioplastics.

“In summary, we are executing on our growth plans, our corporate objectives and our overarching goals of 2021. We continue to drive record revenue. We are smartly leveraging our expense structure. We have significantly improved plant operations. We have engaged with and learned from our shareholders as we have shared our story. And we have strengthened our team and executed at record levels. As always, I look forward to elaborating more on our progress in our earnings conference call later this afternoon and throughout the quarter,” concluded Mr. Fuller.

Financial Results for the Quarter ended June 30, 2021

The Company continued its revenue growth in the quarter ended June 30, 2021, with total revenues of $3.5 million increasing 14% over the first quarter of 2021, 38% over the fourth quarter of 2020 and 171% over the comparative second quarter of 2020. Total revenues of $3.5 million mark the third consecutive new quarterly high since the Company went public in 2015. During the second quarter of 2021, all of the business lines reported revenue growth over the first quarter of 2021.

The overall contribution (revenues, less direct costs) increased to 14% of revenue in the second quarter of 2021, as compared to 8% in the comparative second quarter of 2020, however decreased from 29% in the first quarter of 2021 primarily driven by supply chain pressures and an increase in stainless steel prices in equipment sales.

Selling, general and administrative expenses as a percentage of revenues increased to 58% in the second quarter of 2021, as compared to 54% in the first quarter of 2021 and decreased as compared to 149% in the comparative second quarter of 2020. The increase in the second quarter was the result of a decrease of $190,000 in the Digester and Corporate line offset by an increase of $305,264 in the HEBioT line.

The loss from operations as a percentage of revenue decreased to 59% in in the second quarter of 2021, as compared to 186% in the comparative second quarter of 2020, and decreased from 42% in the first quarter of 2021.

The Company continues to achieve growth in the Digester and Corporate line of business that has been driven by sales to Carnival Corporation such that the second quarter revenues increased in the second quarter of 2021 by 15% to $3.1 million as compared to the first quarter revenues of $2.7 million.

The revenues of the HEBioT line have continued to be hampered by maintenance and repairs shutdowns at its SRF customer resulting in a 7% increase in revenues to $377,000 during the second quarter of 2021 as compared to the first quarter of 2021. As compared to the second quarter of 2020, the second quarter of 2021 Digester and Corporate line of business revenues increased by over 700% from $381,000 to $3.1 million driven by Carnival Corporation equipment sales, while the HEBioT line decreased by 58% from $893,000 to $377,000 due to the continuing maintenance and repairs shutdowns at its SRF customer, as well as by an adjustment in 2020 relating to a take-or-pay provision in the SRF customer’s contract.

For the three months ended June 30, 2021, the Company had a consolidated loss attributable to the parent of $2.4 million, a consolidated net loss of $3.1 million and incurred a consolidated loss from operations of $2.0 million and for the six months ended June 30, 2021 used net cash in consolidated operating activities of $4.2 million.

At June 30, 2021, unrestricted cash was $2.3 million.

Conference Call to be held Monday, August 9, 2021, at 4:30 PM ET

Mr. Tony Fuller, Chief Executive Officer of BioHiTech, will host a conference call on Monday, August 9, 2021, at 4:30 p.m. EDT to discuss the Company's financial results for the second quarter ended June 30, 2021. Also joining Mr. Fuller on the call from management will be Brian Essman, Chief Financial Officer. Following management’s formal remarks, there will be a live question-and-answer session.

Participants are asked to pre-register for the call via the following link:

https://dpregister.com/sreg/10159374/ec2df07762

Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. Those without Internet access or who are unable to pre-register may dial in by calling 1-866-652-5200 (domestic) or 1-412-317-6060 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioHiTech Global call.

The conference call will be available through a live webcast found here.

It will also be broadcast live through the Company’s website with the following link:

http://investors.biohitechglobal.com/events-and-webcasts

A webcast replay of the call will be available approximately one hour after the end of the call through November 9, 2021. The webcast replay can be accessed through the above links or by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 10159374. A telephonic replay of the call will be available through August 23, 2021.

About BioHiTech Global

BioHiTech Global, Inc. (NASDAQ: BHTG), is a technology services company focused on providing cost-effective solutions that improve environmental outcomes. Our technologies for waste management include the patented processing of municipal solid waste into a valuable renewable fuel, biological disposal of food waste on-site, and proprietary real-time data analytics tools to reduce food waste generation. When used individually or in combination, our solutions lower the carbon footprint associated with waste transportation and can reduce or virtually eliminate landfill usage. Our unique solutions enable businesses and municipalities of all sizes to solve everyday problems in a smarter and more cost-effective way while reducing their impact on the environment. For more information, please visit www.biohitech.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, including statements about the estimated future results, contract value, additional purchase orders or deliveries, and the ability of the Company’s products to improve environmental outcomes and achieve corporate sustainability goals, are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the Securities and Exchange Commission ("SEC"). There may be other factors not mentioned above or included in the BioHiTech's SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Lisa Giovannielli

VP, Corporate Communications

O: 888.876.9300

E: lgiovannielli@biohitech.com

Investors:

ir@biohitech.com

Financial Tables Follow

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of

Operations and Comprehensive Loss (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue
Equipment sales	$2,630,993	$—	$4,897,506	$323,116
Rental, service and maintenance	447,427	356,033	868,656	827,126
HEBioT	376,554	892,899	729,102	1,383,031
Management advisory and other fees (related party)	—	25,000	—	100,000
Total revenue	3,454,974	1,273,932	6,495,264	2,633,273
Operating expenses
Equipment sales	1,806,324	—	3,042,340	146,404
Rental, service and maintenance	297,463	151,695	553,172	412,530
HEBioT processing	879,491	1,020,277	1,556,768	1,832,704
Selling, general and administrative	2,012,397	1,897,442	3,658,354	3,815,865
Depreciation and amortization	501,098	569,764	1,002,931	1,184,966
Total operating expenses	5,496,773	3,639,178	9,813,565	7,392,469
Loss from operations	(2,041,799)	(2,365,246)	(3,318,301)	(4,759,196)
Other expenses
Interest (income)	(123)	(5,355)	(310)	(17,622)
Interest expense	1,031,011	1,025,319	2,059,416	2,037,610
Loss from unconsolidated entity	2,746	—	32,749	—
Total other expenses	1,033,634	1,019,964	2,091,855	2,019,988
Net loss	(3,075,433)	(3,385,210)	(5,410,156)	(6,779,184)
Net loss attributable to non-controlling interests	(695,229)	(720,329)	(1,395,739)	(1,543,006)
Net loss attributable to Parent	(2,380,204)	(2,664,881)	(4,014,417)	(5,236,178)
Other comprehensive income
Foreign currency translation adjustment	(5,369)	(1,437)	(16,044)	(30,136)
Comprehensive loss	$(2,385,573)	$(2,666,318)	$(4,030,461)	$(5,266,314)

Net loss attributable to Parent	$(2,380,204)	$(2,664,881)	$(4,014,417)	$(5,236,178)
Less – preferred stock dividends	(175,169)	(204,941)	(358,024)	(382,313)
Net loss – common shareholders	(2,555,373)	(2,869,822)	(4,372,441)	(5,618,491)
Net loss per common share - basic and diluted	$(0.09)	$(0.16)	$(0.17)	$(0.32)
Weighted average number of common shares outstanding - basic and diluted	28,259,677	17,437,068	26,301,029	17,406,788

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,
	2021	December 31,
	(Unaudited)	2020
Assets
Current Assets
Cash	$2,279,060	$2,403,859
Restricted cash	3,808,751	1,884,691
Accounts receivable, net of allowance for doubtful accounts of $181,565 and $151,459 as of June 30, 2021 and December 31, 2020, respectively	1,847,746	1,574,047
Inventory	1,381,338	695,110
Prepaid expenses and other current assets	259,374	184,274
Total Current Assets	9,576,269	6,741,981
Restricted cash	2,603,440	2,607,945
Equipment on operating leases, net	1,158,558	1,311,755
HEBioT facility, equipment, fixtures and vehicles, net	35,330,255	35,946,225
License and capitalized MBT facility development costs	8,037,859	8,072,471
Other assets	1,924,203	2,006,048
Total Assets	$58,630,584	$56,686,425

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,720,443	$2,492,606
Accrued expenses and liabilities	1,332,718	2,515,724
Accrued interest payable	1,344,293	1,279,018
Customer deposits	2,026,555	1,802,725
Current portion of notes, bonds, debts and borrowings	10,992,863	10,120,457
Deferred revenue	268,871	138,961
Total Current Liabilities	18,685,743	18,349,491
Non-current portion of notes, bonds, debts and borrowings	29,352,846	29,645,227
Accrued interest (related party)	1,896,467	1,807,857
Non-current lease liabilities	1,157,414	1,216,861
Liabilities to non-controlling interests to be settled in subsidiary membership units	—	1,585,812
Total Liabilities	51,092,470	52,605,248
Series A redeemable convertible preferred stock, 333,401 shares designated and issued, and 95,312 and 125,312 outstanding as of June 30, 2021 and December 31, 2020, respectively	476,560	626,553
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 3,209,210 designated; 1,936,214 issued; 542,673 and 848,292 outstanding as of June 30, 2021 and December 31, 2020, respectively:	5,057,942	6,621,576
Common stock, $0.0001 par value, 50,000,000 shares authorized, 28,348,684 and 23,354,130 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	2,835	2,334
Additional paid in capital	69,682,816	60,253,664
Accumulated deficit	(68,852,919)	(64,419,802)
Accumulated other comprehensive (loss)	(159,858)	(143,814)
Stockholders’ equity attributable to Parent	5,730,816	2,313,958
Stockholders’ equity attributable to non-controlling interests	1,330,738	1,140,666
Total Stockholders’ Equity	7,061,554	3,454,624
Total Liabilities and Stockholders’ Equity	$58,630,584	$56,686,425

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(5,410,156)	$(6,779,184)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,002,931	1,184,966
Amortization of operating lease right of use assets	38,996	53,552
Provision for bad debts	30,000	61,119
Share based employee and vendor compensation	345,488	707,653
Interest resulting from amortization of financing costs and discounts	219,437	265,776
Loss from unconsolidated entity	32,749	—
Changes in operating assets and liabilities	(519,750)	593,507
Net cash used in operating activities	(4,260,305)	(3,912,611)
Cash flow from investing activities:
Purchases of facility, equipment, fixtures and vehicles	(184,914)	(50,731)
Refund of deposit	—	5,000
MBT facility development costs incurred	(28,388)	(36,996)
Net cash used in investing activities	(213,302)	(82,727)
Cash flows from financing activities:
Proceeds from the sales of common stock	6,895,618	—
Proceeds from the sale of Series F convertible preferred stock units	—	1,560,450
Proceeds from Payroll Protection Program Loan	—	421,300
Repayment of Senior secured note	(625,000)	—
Repayments of long-term debt	(2,163)	(2,496)
Related party advances, net	—	725,000
Net cash provided by financing activities	6,268,455	2,704,254
Effect of exchange rate on cash (restricted and unrestricted)	(92)	(20,208)
Net change in cash (restricted and unrestricted)	1,794,756	(1,311,292)
Cash - beginning of period (restricted and unrestricted)	6,896,495	5,536,952
Cash - end of period (restricted and unrestricted)	$8,691,251	$4,225,660

Supplementary cash flow information (cash paid during the periods):
Interest	$1,524,097	$1,491,867
Income taxes	—	—

Supplementary Disclosure of Non-Cash Investing and Financing Activities:
Transfer of inventory to leased equipment	$54,000	$67,604
Acquisition of right of use leased asset and creation of lease liability	—	412,647
Accrual of Series A preferred stock dividends	24,821	35,109
Payment of Series A preferred stock dividends in common stock	79,181	25,000
Payment of preferred stock dividends in common stock	390,460	—
Issuance of subsidiary membership interest in exchange for liabilities due non-controlling interest entity	1,918,947	—
Exchange of subsidiary non-controlling interest in exchange for liabilities owed Company by non-controlling interest entity	333,135	—

Reconciliation of Cash and Restricted Cash:
Cash	$2,279,060	$342,182
Restricted cash (current)	3,808,751	1,237,097
Restricted cash (non-current)	2,603,440	2,646,381
Total cash and restricted cash at the end of the period	$8,691,251	$4,225,660